EXHIBIT 23.3



              Consent of Independent Certified Public Accountants


City Signal, Inc.
Grand Rapids, Michigan

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Brooks Fiber Properties, Inc. of our report dated February 29, 1996, relating to the consolidated financial statements of City Signal, Inc.


                                         /s/ BDO Seidman, LLP

Grand Rapids, Michigan
July 12, 1996